EXHIBIT 10.5

SUPPORT AGREEMENT

THIS AGREEMENT made as of the 28th day of May, 2018.

BETWEEN:

MEDMEN ENTERPRISES INC., a company organized under the laws of the Province of British Columbia, Canada (“Pubco”)

and

MM CAN USA, Inc., a corporation incorporated under the laws of the State of California (“PC Corp”) and

MM Enterprises USA, LLC, a limited liability company organized under the laws of the State of Delaware (the “LLC”)

RECITALS:

A.	PC Corp is a subsidiary of Pubco and a member and the sole manager of the LLC.

B.	On April 27, 2018 Pubco and the LLC entered into a letter agreement (the “Letter Agreement”). In connection with the Letter Agreement: (i) Pubco caused the formation of MedMen Acquisition Corp., a corporation existing under the laws of British Columbia, Canada (“Finco”); (ii) Finco completed a financing pursuant to the issuance of Finco subscription receipts (the “Finco Subscription Receipts”) in exchange for proceeds of CDN$143,334,077.25; and (iii) the outstanding Finco Subscription Receipts were converted pursuant to their terms into common shares of Finco (the “Finco Subscription Receipt Conversion”).

C.	Subsequent to the Finco Subscription Receipt Conversion, the parties effected the three-cornered amalgamation of Pubco, Finco, and a corporation organized under the laws of British Columbia, Canada and wholly-owned by Pubco (“Amalgamation Sub” and such amalgamation, the “Amalgamation”) with the resulting entity (“Amalco”) constituting a continuation of Finco and Amalgamation Sub pursuant to applicable British Columbia corporate law and pursuant to which the holders of Finco shares received Pubco Class B “subordinate voting shares” (the “Pubco Shares”).

D.	Subsequent to the Amalgamation, Amalco was dissolved and liquidated, pursuant to which all of the assets of Amalco were transferred to Pubco. Pubco contributed the Finco Subscription Receipts proceeds received pursuant to the liquidation of Amalco to PC Corp in exchange for non-redeemable Class A Common Shares of PC Corp (the “Class A Shares”). Concurrently therewith, among other things, certain members of the LLC contributed their Class B Units to PC Corp in exchange for Redeemable Corporation Shares (as defined below) (collectively, the “Corporation Contribution”).

E.	Concurrently herewith, the members of the LLC adopted the third amended and restated limited liability company agreement of the LLC (the “A&R LLC Agreement”), pursuant to which the outstanding Class A Units and Class B Units of the LLC were recapitalized for Common Units which have certain exchange and redemption rights as provided in, and subject to the limitations of, the A&R LLC Agreement (the “Recapitalization”) and pursuant to which the issuance of long-term incentive plan units (“LTIP Units”) by the LLC was authorized.

F.	Concurrently herewith, the LLC, PC Corp, and the other members of the LLC entered into a tax receivable agreement dated as of even date herewith (the “Tax Receivable Agreement”) pursuant to which PC Corp undertook certain obligations to pay certain sums to the other members of the LLC which are party to such Tax Receivable Agreement upon the occurrence of certain events as stated therein.

G.	In connection with the Letter Agreement and the Tax Receivable Agreement, Pubco, PC Corp and the LLC have agreed to execute a support agreement substantially in the form of this Agreement.

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NOW THEREFORE, the parties agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Defined Terms

“Agreement” means this Support Agreement, including all recitals and schedules, as it may be amended, supplemented and/or restated in accordance with its terms. Each term denoted herein by initial capital letters and not otherwise defined in this Agreement has the respective meaning given to it in the A&R LLC Agreement, unless the context requires otherwise.

1.2	Interpretation Not Affected by Headings

The division of this Agreement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Agreement.

1.3	Including

Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”.

1.4	No Strict Construction

The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

1.5	Number and Gender

In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.6	Statutory References

A reference to a statute includes all registrations and rules made pursuant to such statute and, unless otherwise specified, the provisions of any statute, regulation or rule which amends, supplements or supersedes any such statute, regulation or rule.

1.7	Date for Any Action

If the date on which any action is required to be taken hereunder by any Person is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.8	Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under U.S. GAAP and all determinations of an accounting nature required to be made shall be made in accordance with U.S. GAAP consistently applied.

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ARTICLE 2

COVENANTS OF PUBCO, PC CORP AND THE LLC

2.1	Covenants Regarding Common Units Exchangeable or Redeemable for Pubco Shares

So long as any common units of the LLC (“Common Units”) not owned by PC Corp or its affiliates are outstanding or Common Units are issuable pursuant to the exercise, conversion or exchange of any outstanding securities of the LLC, Pubco will:

(a)	take all such actions and do all such things as are reasonably necessary or desirable to enable and permit the LLC, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of a redemption of Common Units by a holder thereof (a “Unitholder”) in respect of each issued and outstanding Common Unit upon a redemption of such Common Units by the LLC and, without limiting the generality of the foregoing, take all such actions and do all such things as are necessary or desirable to enable and permit the LLC to cause to be delivered Pubco Shares and/or amounts in cash, as applicable, to the holders of Common Units in accordance with the provisions of the A&R LLC Agreement, together with an amount in cash sufficient to pay any amount to be paid in respect of unpaid distributions with respect to such Common Units (if any);

(b)	take all such actions and do all such things as are reasonably necessary or desirable to enable and permit PC Corp, if it elects to effect an exchange of Common Units directly with the holder thereof, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the exchange of the Common Units by the Unitholder, and, without limiting the generality of the foregoing, take all such actions and do all such things as are necessary or desirable to enable and permit PC Corp to cause to be delivered Pubco Shares and/or amounts in cash, as applicable, to the Unitholder in accordance with the provisions of the A&R LLC Agreement, together with an amount in cash sufficient to pay any amount to be paid in respect of unpaid distributions with respect to such Common Units (if any);

(c)	upon the election of PC Corp for Pubco to effect an exchange directly with a Unitholder, take all such actions and do all things as are reasonably necessary or desirable to effect the exchange of Common Units directly with the holder thereof, in accordance with applicable law, including, without limiting the generality of the foregoing, take all such actions and do all such things as are necessary or desirable to cause to be delivered directly Pubco Shares and/or amounts in cash, as applicable, to the Unitholder in accordance with the provisions of the A&R LLC Agreement, together with an amount in cash sufficient to pay any amount to be paid in respect of unpaid distributions with respect to such Common Units (if any); and

(d)	ensure that PC Corp does not exercise its vote as the Manager of the LLC to initiate the voluntary liquidation, dissolution or winding up of the LLC nor take any action or omit to take any action that is designed to result in the liquidation, dissolution or winding-up of the LLC.

2.2	Covenants Regarding PC Corp Shares Exchangeable or Redeemable for Pubco Shares

So long as any shares of stock of PC Corp not owned by Pubco or its affiliates which are redeemable or exchangeable for Pubco Shares (“Redeemable Corporation Shares” and together with the Class A Shares, the “PC Corp Shares”) are outstanding or any Redeemable Corporation Shares are issuable pursuant to the exercise, conversion or exchange of any outstanding securities of PC Corp, Pubco will:

(a)	take all such actions and do all such things as are reasonably necessary or desirable to enable and permit PC Corp, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of a redemption of Redeemable Corporation Shares by a holder thereof (a “Redeemable Share Shareholder”) in respect of each issued and outstanding Redeemable Corporation Share upon a redemption of such Redeemable Corporation Shares by PC Corp and, without limiting the generality of the foregoing, take all such actions and do all such things as are necessary or desirable to enable and permit PC Corp to cause to be delivered Pubco Shares and/or amounts in cash, as applicable, to the holders of Redeemable Corporation Shares in accordance with the articles of incorporation of PC Corp, together with an amount in cash sufficient to pay any amount to be paid in respect of unpaid distributions with respect to such Redeemable Corporation Shares (if any);

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(b)	upon the election of PC Corp for Pubco to effect an exchange directly with a Redeemable Share Shareholder, take all such actions and do all things as are reasonably necessary or desirable to effect the exchange of Redeemable Corporation Shares directly with the holder thereof, in accordance with applicable law, including, without limiting the generality of the foregoing, take all such actions and do all such things as are necessary or desirable to cause to be delivered directly Pubco Shares and/or amounts in cash, as applicable, to the Redeemable Share Shareholder in accordance with the provisions of the articles of incorporation of PC Corp, together with an amount in cash sufficient to pay any amount to be paid in respect of unpaid distributions with respect to such Redeemable Corporation Shares (if any); and

(c)	ensure that PC Corp is not voluntarily liquidated, dissolved or wound up nor take any action or omit to take any action that is designed to result in the liquidation, dissolution or winding-up of PC Corp.

2.3	Reservation of Pubco Shares

Pubco hereby represents, warrants and covenants in favour of the LLC and PC Corp that Pubco will, at all times while any Common Units (or other rights pursuant to which Common Units may be acquired upon the exercise, conversion or exchange thereof) other than Common Units held by PC Corp or its affiliates are outstanding, and at all times while any Redeemable Corporation Shares (or other rights pursuant to which Redeemable Corporation Shares may be acquired upon the exercise, conversion or exchange thereof) other than Redeemable Corporation Shares held by Pubco or its affiliates are outstanding, authorize for issuance such number of Pubco Shares (or other shares or securities into which Pubco Shares may be reclassified or changed) without duplication: (a) as is equal to the sum of (i) the number of Common Units issued and outstanding from time to time; (ii) the number of Common Units issuable upon the exercise, conversion or exchange of all rights to acquire Common Units outstanding from time to time; (iii) the number of Redeemable Corporation Shares issued and outstanding from time to time; and (iv) the number of Redeemable Corporation Shares issuable upon the exercise, conversion or exchange of all rights to acquire Redeemable Corporation Shares outstanding from time to time, in each case, excluding such Common Units, Redeemable Corporation Shares and rights held by Pubco or any of its affiliates; and (b) as are now and may hereafter be required to enable and permit Pubco and its affiliates to meet their respective obligations under the A&R LLC Agreement and the Tax Receivable Agreement, to enable and permit PC Corp to meet its obligations under each of the A&R LLC Agreement and the Tax Receivable Agreement with respect to the delivery of Pubco Shares and cash payments contemplated under the Tax Receivable Agreement and to enable and permit the LLC to meet its obligations under the A&R LLC Agreement. Nothing contained herein shall be construed to preclude Pubco from satisfying its obligations in respect of any redemption or exchange contemplated in Sections 2.1 and 2.2 herein by delivery of purchased Pubco Shares (which may or may not be held in the treasury of Pubco) or the delivery of cash pursuant to a redemption or exchange of Common Units or Redeemable Corporation Shares. Pubco covenants that all Subordinated Voting Shares issued upon such a redemption or exchange will, upon issuance, be validly issued, fully paid and non-assessable.

2.4	Stock Exchange Listing

Pubco covenants and agrees in favour of the LLC and PC Corp that, as long as any outstanding Common Units (or other rights pursuant to which Common Units may be acquired) are owned by any Person other than PC Corp or any of its affiliates, and as long as any Redeemable Corporation Shares (or other rights pursuant to which Redeemable Corporation Shares may be acquired) are owned by any Person other than Pubco or any of its affiliates, Pubco will use its reasonable efforts to maintain a listing for Pubco Shares on a stock exchange which is a designated stock exchange within the meaning of the Income Tax Act (Canada) and to ensure that Pubco is a “public corporation” within the meaning of the Income Tax Act (Canada).

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2.5	Notification by Pubco of Certain Events

In order to assist PC Corp and the LLC in complying with their respective obligations hereunder, Pubco will notify the LLC and PC Corp of each of the following events at the time set forth below:

(a)	promptly, upon the earlier of receipt by Pubco of notice of and Pubco otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceedings; and

(b)	as soon as practicable upon the split, consolidation, reclassification, recapitalization or other change in the outstanding securities of Pubco and the issuance by Pubco of any Pubco Shares or rights to acquire Pubco Shares (other than the issuance of Pubco Shares and rights to acquire Pubco Shares contemplated in connection with the Letter Agreement).

2.6	Notification by the LLC of Certain Events

In order to assist Pubco in complying with its obligations hereunder and to permit PC Corp and/or Pubco, if PC Corp so elects, to exercise a direct exchange of Common Units pursuant to the terms of the A&R LLC Agreement, the LLC will notify Pubco and PC Corp of each of the following events at the time set forth below:

(a)	promptly, upon the earlier of receipt by the LLC of notice of and the LLC otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of the LLC or to effect any other distribution of the assets of the LLC among its members for the purpose of winding up its affairs;

(b)	immediately, upon receipt by the LLC of a request by a Unitholder to redeem such Unitholder’s Common Units, as contemplated in the A&R LLC Agreement; and

(c)	as soon as practicable upon the split, consolidation, reclassification, recapitalization or other change in the outstanding securities of the LLC and the issuance by the LLC of any Common Units or rights to acquire Common Units (other than the issuance of Common Units and rights to acquire Common Units contemplated in connection with the Letter Agreement).

2.7	Notification by PC Corp of Certain Events

In order to assist Pubco in complying with its obligations hereunder and to permit Pubco, if PC Corp so elects, to exercise a direct exchange of Redeemable Corporation Shares pursuant to the terms of the articles of incorporation of PC Corp, PC Corp will notify Pubco of each of the following events at the time set forth below:

(a)	promptly, upon the earlier of receipt by PC Corp of notice of and PC Corp otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of PC Corp or to effect any other distribution of the assets of PC Corp among its members for the purpose of winding up its affairs;

(b)	immediately, upon receipt by PC Corp of a request by a Redeemable Share Shareholder to redeem such shareholder’s Redeemable Corporation Shares, as contemplated in the articles of incorporation of PC Corp; and

(c)	as soon as practicable upon the split, consolidation, reclassification, recapitalization or other change in the outstanding securities of PC Corp and the issuance by PC Corp of any Redeemable Corporation Shares or rights to acquire Redeemable Corporation Shares (other than the issuance of Redeemable Corporation Shares and rights to acquire Redeemable Corporation Shares contemplated in connection with the Letter Agreement).

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2.8	Delivery of Pubco Shares

In furtherance of its obligations under Sections 2.1(a), 2.1(b), 2.1(c), 2.2(a) and 2.2(b), upon notice from the LLC or PC Corp of any event that requires the LLC or PC Corp to cause to be delivered Pubco Shares to any holder of Common Units or Redeemable Corporation Shares, as applicable, Pubco shall forthwith deliver, or cause to be delivered through its transfer agent or otherwise, as the LLC or PC Corp may direct, the requisite number of Pubco Shares to be received by, or to the order of, the former holder of the surrendered Common Units or Redeemable Corporation Shares, as applicable, as the LLC or PC Corp shall direct, and shall if necessary, and subject to obtaining all necessary shareholder approvals (if any), issue new Pubco Shares for such purpose. All such Pubco Shares shall be duly authorized and validly issued as fully paid and non-assessable and shall be free and clear of any lien, claim and encumbrance.

2.9	Listing of Pubco Shares

Pubco will in good faith take all such reasonable actions and do all such things as are reasonably necessary or desirable to cause all Pubco Shares to be delivered hereunder to be listed, quoted or posted for trading on the CSE and any other stock exchanges and quotation systems on which outstanding Pubco Shares have been listed by Pubco and remain listed and are quoted or posted for trading at such time (it being understood that any such Pubco Shares may be subject to transfer restrictions under applicable securities laws). Nothing in this Agreement shall require Pubco to register any securities pursuant to the United States Securities Exchange Act of 1933, as amended, or the United States Securities Exchange Act of 1934, as amended, or to register or qualify any securities for distribution under a prospectus pursuant to any applicable Canadian securities laws or United States federal securities or state “blue sky” laws.

2.10	Proceeds from Public Issuance of Pubco Shares

Except with respect to the issuance of Pubco Shares pursuant to a redemption or exchange contemplated in Sections 2.1 or 2.2 herein, the net proceeds received by Pubco from the issuance of Pubco Shares may be contributed by Pubco to PC Corp in exchange for a number of Class A Shares equal to the number of Pubco Shares issued by Pubco. In the event that only a portion of the net proceeds received by Pubco from the issuance of Pubco Shares are contributed by Pubco to PC Corp in exchange for Class A Shares, the number of Class A Shares issued to Pubco pursuant its contribution of a portion of such net proceeds shall be equal to the product of: (i) the number of Pubco Shares issued by Pubco; and (ii) the percentage of net proceeds received by Pubco in exchange therefor which are contributed by Pubco to PC Corp.

2.11	Reimbursement of Expenses

The parties hereto agree that certain actions taken by Pubco will inure to the benefit of PC Corp, the LLC, shareholders of PC Corp and the members of the LLC. Therefore, PC Corp (and, to the extent provided in the A&R LLC Agreement, the LLC) will reimburse Pubco for any reasonable out-of-pocket expenses incurred on behalf of PC Corp or the LLC, including all fees, expenses and costs of becoming and being a public company (including expenses incurred in connection with public reporting obligations, information circulars, shareholder meetings, stock exchange fees, transfer agent fees, securities commission filing fees and offering expenses, including investment banking, brokerage or finder’s fees) and maintaining its corporate existence.

2.12	Tender Offers

So long as any Common Units not owned by PC Corp or its affiliates are outstanding or any Redeemable Corporation Shares not owned by Pubco or its affiliates are outstanding, in the event that a tender offer, share exchange offer, issuer bid, take-over bid, arrangement, business combination or similar transaction with respect to Pubco Shares (an “Offer”) is proposed by Pubco or is proposed to Pubco or its shareholders and is recommended by the board of directors of Pubco, or is otherwise effected or to be effected with the consent or approval of the board of directors of Pubco, and the Common Units are not redeemed by the LLC or purchased by PC Corp or Pubco pursuant to the terms of the A&R LLC Agreement or the Redeemable Corporation Shares are not redeemed by PC Corp or purchased by Pubco pursuant to the terms of the articles of incorporation of PC Corp, Pubco will use its reasonable efforts in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit holders of Common Units (other than PC Corp and its affiliates) and Redeemable Corporation Shares (other than Pubco and its affiliates) to participate in such Offer to the same extent and on an economically equivalent basis as the holders of Pubco Shares, without discrimination. Without limiting the generality of the foregoing, Pubco will use its reasonable efforts in good faith to ensure that holders of Common Units and Redeemable Corporation Shares may participate in each such Offer without being required to redeem Common Units as against the LLC and Redeemable Corporation Shares against PC Corp (or, if so required, to ensure that any such redemption, shall be effective only upon, and shall be conditional upon, the closing of such Offer and only to the extent necessary to tender or deposit to the Offer).

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2.13	Ordinary Market Purchases

For greater certainty, nothing contained in this Agreement shall limit the ability of Pubco (or any of its subsidiaries, including without limitation, PC Corp or the LLC) to make ordinary market purchases of Pubco Shares in accordance with applicable laws and regulatory and stock exchange requirements.

ARTICLE 3

PUBCO SUCCESSORS

3.1	Certain Requirements in Respect of Combination, etc.

As long as any outstanding Common Units are owned by any Person other than PC Corp or any of its affiliates or any outstanding Redeemable Corporation Shares are owned by any Person other than Pubco or any of its affiliates, Pubco shall not consummate any transaction (whether by way of reconstruction, recapitalization, reorganization, consolidation, arrangement, merger, amalgamation, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other Person or of the continuing corporation resulting therefrom unless:

(a)	such other Person or continuing corporation (the “Pubco Successor”) by operation of law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, before or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are reasonably necessary or advisable to evidence the assumption by Pubco Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Pubco Successor to pay and deliver or cause to be paid and delivered the same and its agreement to observe and perform all the covenants and obligations of Pubco under this Agreement; and

(b)	such transaction shall be upon such terms and conditions as to substantially preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the other parties hereunder or the holders of the Common Units and Redeemable Corporation Shares.

3.2	Vesting of Powers in Successor

Whenever the conditions of Section 3.1 have been duly observed and performed, the parties, if required by Section 3.1, shall execute and deliver the supplemental agreement provided for in Section 3.1(a) and thereupon Pubco Successor shall possess and from time to time may exercise each and every right and power of Pubco under this Agreement in the name of Pubco or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the board of directors of Pubco or any officers of Pubco may and shall be done and performed with like force and effect by the directors or officers of such Pubco Successor.

3.3	Wholly-Owned Subsidiaries

Nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned direct or indirect subsidiary of Pubco (other than PC Corp and the LLC) with or into Pubco or the winding-up, liquidation or dissolution of any wholly-owned direct or indirect subsidiary of Pubco (other than PC Corp and the LLC) (provided that all of the assets of such subsidiary are transferred to Pubco or another wholly-owned direct or indirect subsidiary of Pubco) or any other distribution of the assets of any wholly-owned direct or indirect subsidiary (other than PC Corp and the LLC) of Pubco among the shareholders or members of such subsidiary for the purpose of winding up its affairs, and any such transactions are expressly permitted by this Article 3.

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ARTICLE 4

GENERAL

4.1	Term

This Agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Common Units (or securities or rights convertible into or exchangeable for or carrying rights to acquire Common Units) are held by any Person other than PC Corp and any of its affiliates and no Redeemable Corporation Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Redeemable Corporation Shares) are held by any Person other than Pubco and any of its affiliates.

4.2	Changes in Capital of Pubco, PC Corp and the LLC

(a)	In the event of a reclassification, consolidation, split, dividend of securities or other recapitalization of Pubco Shares, PC Corp Shares or Common Units, Pubco, PC Corp and the LLC, as applicable, shall undertake all actions necessary and appropriate to maintain the same ratios between the number Pubco Shares, the number of PC Corp Shares and the number Common Units issued and outstanding immediately prior to any such reclassification, consolidation, split, dividend of securities or other recapitalization, including, without limitation, also effecting a reclassification, consolidation, split, dividend of securities or other recapitalization with respect to, as applicable, the Pubco Shares, PC Corp Shares and Common Units.

(b)	At all times after the occurrence of any event as a result of which Pubco Shares, PC Corp Shares or Common Units (or any combination of the foregoing) are in any way changed, this Agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which Pubco Shares, PC Corp Shares or Common Units (or any combination of the foregoing) are so changed and the parties hereto shall execute and deliver an agreement in writing evidencing such necessary amendments and modifications.

4.3	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

4.4	Amendments, Modifications

(a)	Subject to Sections 4.2, 4.3 and 4.5, this Agreement may not be amended or modified except by an agreement in writing executed by the LLC, PC Corp and Pubco and approved by the holders of a majority of the outstanding Common Units in accordance with the terms of the A&R LLC Agreement and the holders of a majority of the outstanding PC Corp Shares in accordance with the terms of the articles of incorporation of PC Corp.

(b)	No amendment or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto.

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4.5	Ministerial Amendments

Notwithstanding the provisions of Section 4.4, the parties to this Agreement may in writing at any time and from time to time, without the approval of the holders of the Common Units or the PC Corp Shares, amend or modify this Agreement for the purposes of:

(a)	adding to the covenants of any or all parties if the manager of the LLC, the board of directors of PC Corp and the board of directors of Pubco shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the holders of the Common Units or the Redeemable Corporation Shares, in both cases as a whole other than Pubco and its affiliates;

(b)	making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the manager of the LLC, the board of directors of PC Corp and the board of directors of Pubco, it may be expedient to make, provided that each such manager or board of directors, as the case may be, shall be of the good faith opinion that such amendments or modifications will not be prejudicial to the interests of the holders of the Common Units or Redeemable Corporation Shares, in both cases as a whole other than Pubco and its affiliates; or

(c)	making such changes or corrections which, on the advice of counsel to the LLC, PC Corp and Pubco, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the manager of the LLC, the board of directors of PC Corp and the board of directors of Pubco shall be of the good faith opinion that such changes or corrections will not be prejudicial to the interests of the holders of the Common Units or Redeemable Corporation Shares, in both cases as a whole other than Pubco and its affiliates.

4.6	Meeting to Consider Amendments

The LLC, at the request of Pubco, shall submit to the holders of the Common Units a written consent or otherwise call a meeting of the holders of Common Units, and PC Corp, at the request of Pubco, shall submit to the holders of the PC Corp Shares a written consent or otherwise call a meeting of the holders of PC Corp Shares, for the purpose of considering any proposed amendment or modification requiring approval under Section 4.4. Any such meeting or meetings shall be called and held in accordance with the A&R LLC Agreement of the LLC or the articles of incorporation of PC Corp, as applicable, and all applicable laws.

4.7	Affiliates

It is hereby acknowledged by the parties that references herein to affiliates of Pubco, PC Corp or the LLC shall not include for the purpose of such references holders of Class A Super Voting Shares of Pubco.

4.8	Enurement & Assignment

This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that any attempted assignment of the rights and obligations of this Agreement by any party hereto to a third-party shall be null and void ab initio unless the requirements of Article III are satisfied in connection with such assignment.

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4.9	Notices to Parties

All notices and other communications between the parties to this Agreement shall be in writing and shall be deemed to have been given if delivered personally or by electronic communication to the parties at the following addresses (or at such other address for any such party as shall be specified in like notice):

(a)	if to Pubco, at:

MedMen Enterprises Inc. 10115 Jefferson Blvd. Culver City, CA 90232

Attention: James Parker Email: [Omitted – Personal Information]

(b)	if to the LLC, at:

MM Enterprises USA, LLC 10115 Jefferson Blvd. Culver City, CA 90232 Attention: James Parker Email: [Omitted – Personal Information]

(c)	if to PC Corp, at:

MM CAN USA, Inc. 10115 Jefferson Blvd. Culver City, CA 90232 Attention: James Parker Email: [Omitted – Personal Information]

Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by electronic communication shall be deemed to have been given and received on the date of receipt thereof unless such day is not a Business Day or the notice or other communication was sent after 5:00 p.m. (Pacific Time), in which case it shall be deemed to have been given and received upon the immediately following Business Day.

4.10	Counterparts

This Agreement, may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

4.11	Jurisdiction

This Agreement shall be construed and enforced in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

4.12	Attornment

Each of the parties hereto agrees that any action or proceeding arising out of or relating to this Agreement may be instituted in the courts of British Columbia, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgment of the said courts and not to seek, and hereby waives, any review of the merits of any such judgment by the courts of any other jurisdiction and each of the LLC and PC Corp hereby appoints Pubco at its registered office in the Province of British Columbia as attorney for service of process.

 [Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MEDMEN ENTERPRISES INC.

By:	/s/ Adam Bierman
Name: Adam Bierman
Title: Chief Executive Officer

MM CAN USA, INC.

By:	/s/ Adam Bierman
Name: Adam Bierman
Title: Chief Executive Officer

MM ENTERPRISES USA, LLC by, MM CAN USA, Inc., its sole Manager

By:	/s/ Adam Bierman
Name: Adam Bierman
Title: Chief Executive Officer

Signature Page –Support Agreement

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